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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. _______)
Check the appropriate box:
     ☑ Preliminary Information Statement
     ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
     ☐ Definitive Information Statement
HealthMarkets, Inc.
(Name of Registrant As Specified In Its Charter)

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☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed: September ___, 2006

Preliminary Information Statement
September 18, 2006
Dear Fellow Stockholder:
          I cordially invite you to attend the 2006 Annual Meeting of Stockholders of HealthMarkets, Inc. The meeting this year will be held at 10:00 a.m., Central Daylight Time, on Thursday, October 12, 2006, at the offices of HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas. The attached notice of annual meeting and Information Statement describes the items currently anticipated to be acted upon by the stockholders at the Annual Meeting. Please note that no proxies will be solicited by the Board of Directors in connection with the meeting.
          One of the purposes of the Information Statement is to give you important information regarding HealthMarkets’ Board of Directors and executive management. We urge you to read the Information Statement carefully.
          On behalf of the management and directors of HealthMarkets, Inc., I want to thank you for your continued support and confidence in HealthMarkets. We look forward to seeing you at the 2006 Annual Meeting.
Sincerely,
WILLIAM J. GEDWED
President and Chief Executive Officer

HEALTHMARKETS, INC.
9151 BOULEVARD 26
NORTH RICHLAND HILLS, TEXAS 76180
Dear Stockholder:
          You are cordially invited to attend the 2006 Annual Meeting of HealthMarkets, Inc. to be held on Thursday, October 12, 2006 at 10:00 a.m., Central Daylight Time, at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas 76180.
          This Information Statement is being delivered in connection with the following matters:
1. Electing ten (10) directors to serve until our next annual stockholders’ meeting,
2. Ratifying the change of our corporate name from “UICI” to “HealthMarkets, Inc.”,
3. Approving the HealthMarkets 2006 Management Stock Option Plan,
4. Ratifying the appointment of KPMG LLP to serve as HealthMarkets’ independent registered public accounting firm and
5. Any other matters that may properly come before the Annual Meeting or any postponement or its adjournment.
          Members of HealthMarkets’ Board of Directors and stockholders holding approximately 89.8% of our outstanding Common Stock as of September 12, 2006, have indicated that they intend to vote in favor of electing the proposed slate of directors, ratifying the name change of the Company, approving the HealthMarkets 2006 Management Stock Option Plan, and ratifying the appointment of the Company’s independent registered public accountants. Therefore, the proposals will be assured of receiving the required vote and will be approved at the Annual Meeting and will become effective immediately following the Annual Meeting.
By Order of the Board of Directors,
PEGGY G. SIMPSON
Corporate Secretary
Date: September 18, 2006
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT FOR THE 2006 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD OCTOBER 12, 2006
General
          This Information Statement is being distributed in connection with the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of HealthMarkets, Inc., a Delaware corporation (“we”, “our”, “us” or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on October 12, 2006, at 10:00 a.m., Central Daylight Time.
          This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. Each person who is receiving this Information Statement also is receiving a copy of our Annual Report on Form 10-K for the year ended December 31, 2005. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about September 18, 2006.
          Our Board of Directors has approved, and has recommended that the stockholders approve, the following proposals (collectively, the “Proposals”):
     1. The election of the slate of ten (10) directors proposed by our Nominating Committee to serve until the next annual meeting of stockholders and until their respective successors are chosen and qualified;
     2. The ratification of the change of the Company’s corporate name from “UICI” to “HealthMarkets, Inc.”,
     3. The approval of the HealthMarkets 2006 Management Stock Option Plan,
     4. The ratification of the selection of KPMG LLP as the Company’s independent registered public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2006, and
     5. Such other business as may properly come before the meeting or any adjournments or postponements thereof.
Recent Merger
          On April 5, 2006, HealthMarkets, Inc. (formerly UICI) completed its merger (the “Merger”) providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. The stock ownership of each of these private equity firms is set forth below under the caption “Security Ownership of Certain Beneficial Owners and Management.” As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.
          In the transaction, HealthMarkets’ public shareholders received aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the private equity investors. The balance of the Merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks, the proceeds of $100.0 million of trust preferred securities issued in a private placement, and Company cash on hand in the amount of approximately $42.8 million.

Voting
          The Board of Directors has selected the close of business on September 12, 2006 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock and Class A-2 Common Stock, par value $0.01 per share (collectively, “Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities that entitle holders to vote at the annual meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the meeting.
          Members of the Board of Directors, members of management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) own a total of 26,797,368 shares, or approximately 89.8% of our total voting power. Because the Consenting Stockholders have indicated that they will vote in favor of all of the Proposals and because such Consenting Stockholders control more than a majority of the voting power, the Proposals are assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies.
          Stockholders attending the Annual Meeting are welcome to vote at the annual meeting and may address any matters that may properly come before the meeting.
How Many Shares of HealthMarkets Common Stock were Outstanding as of the Record Date?
          As of September 12, 2006, our record date, 29,818,044 shares of our Common Stock were issued and outstanding, consisting of 26,838,847 shares of Class A-1 Common Stock and 2,979,197 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our Stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.
How Many Shares are needed to constitute a Quorum at the meeting?
          The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Annual Meeting. However, the stockholders present at the Annual Meeting may adjourn the meeting despite the absence of a quorum.
What Vote is Required to Approve the Proposals?
          A plurality of the votes cast is required to elect directors. For all of the other Proposals, the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the other Proposals. Abstentions will have the same effect as votes against the Proposals, although abstentions will count toward the presence of a quorum.
Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposals?
          As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposals, thereby ensuring that such Proposals will be adopted. Therefore, the solicitation of proxies is not necessary, and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.
When Will Each Proposal Become Effective?
          The Proposals will be effective immediately following the completion of the 2006 Annual Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about September 18, 2006 and will hold our Annual Meeting on October 12, 2006.

How Can Stockholders Participate in the Meeting?
          Each stockholder of record as of the record date can participate in the Annual Meeting personally or through another person or persons designated to act for such stockholder by proxy.
How Will Our Stockholders Know When the Proposals are Effective?
          Those stockholders that attend the Annual Meeting will be notified then of the effectiveness of the Proposals. In addition, we will notify our stockholders of the effective dates of the Proposals described in this Information Statement when we file our Form 10-Q for the quarter ended September 30, 2006, which will be the first Quarterly Report on Form 10-Q following the Annual Meeting.
Who Will Pay for the Costs Associated with this Information Statement?
          HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.
No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Exchange Act requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1
ELECTION OF DIRECTORS
Election of Directors
     Ten (10) directors will be elected at the Annual Meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. All of the nominees are currently directors of the Company, and each nominee has consented to being named as a nominee and to serve, if elected.
     In connection with the Merger, we entered into a stockholders agreement with various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Stockholders”), as well as certain management stockholders. The Stockholders Agreement provides that the Board of Directors of the Company consist of the following:
•	up to six directors nominated or designated by the investment affiliates of Blackstone and any permitted transferee thereof (collectively, the “Blackstone Investor Group”);

•	up to two directors nominated or designated by the investment affiliates of Goldman Sachs and any permitted transferee thereof (collectively, the “GS Investor Group”);

•	up to one director nominated or designated by the investment affiliates of DLJ Merchant Banking and any permitted transferee thereof (collectively, the “DLJ Investor Group,” and each of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group, a “Private Equity Investor Group”);

•	one member of management, which we refer to as the “management director,” to be nominated by Private Equity Stockholders holding a majority of the Class A-1 Common Stock held by Private Equity Stockholders; and

•	additional directors, including directors who may be considered independent under various SEC and stock exchange definitions to the extent deemed necessary or advisable.
     The allocation of board representation to the Private Equity Investor Groups will be reduced as the ownership interest of Class A-1 Common Stock of such Private Equity Investor Group is reduced. The Blackstone Investor Group will have the ability to designate a majority of the directors for so long as it holds a majority of the shares of Class A-1 Common Stock issued to the Private Equity Stockholders in the Merger. Each Private Equity Investor Group will lose its right to designate directors entirely when its ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Stockholders in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock.
     Generally, each director will have one vote. However, if the Blackstone Investor Group nominates or designates fewer than the maximum number of directors to which it is entitled, then the Blackstone Investor Group’s directors will have aggregate voting power on board matters equal to the maximum number of directors that the Blackstone Investor Group is entitled to nominate or designate divided by the number of directors they have actually nominated or designated.
     The Blackstone Investor Group has designated Chinh E. Chu and Matthew Kabaker for nomination as directors. The GS Investor Group has designated Adrian M. Jones and Nathaniel Zilkha for nomination as directors. The DLJ Investor Group has designated Kamil M. Salame for nomination as a director. William J. Gedwed has been designated as the management director. Messrs. Allen F. Wise, Mural R. Josephson, and Andrew S. Kahr and Steven J. Shulman have been designated as additional directors.
OUR BOARD OF DIRECTORS HAS NOMINATED THE SLATE OF DIRECTORS TO HEALTHMARKETS’ BOARD AND HAS RECOMMENDED APPROVAL OF THEIR ELECTION TO SERVE UNTIL HEALTHMARKETS’ NEXT ANNUAL MEETING OF ITS STOCKHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

The nominees for director this year are as follows:

			Year First
			Elected
Name	Age	Background	Director

Allen F. Wise	64	Mr. Wise was elected a director and chairman of the Board of Directors of HealthMarkets in July 2006. He also serves as chairman of the board of directors of Coventry Health Care, a national managed health care company based in Bethesda, Md. For eight years Mr. Wise served as Coventry Health Care’s president and chief executive officer. Prior to his tenure at Coventry Health Care, he was executive vice president at UnitedHealth Group, Inc., and its predecessor, MetraHealth Companies, Inc. Earlier in his career, Mr. Wise served as president and chief executive officer of Wise Health System, a health care investment company; president and chief executive officer of Keystone Health Plan; and served as chief operating officer of Independence Blue Cross. Mr. Wise is a director of Magellan Health Services, Inc. (a manager of behavioral health and radiology benefits) and a director and a member of the audit committee of NCO Group, Inc. (a provider of accounts-receivable management and other services).	2006

William J. Gedwed	51	Mr. Gedwed has been a director of the Company since June 2000 and has served as President and Chief Executive Officer since July 1, 2003. Mr. Gedwed is a member of the Executive Committee and the Nominating Committee of the Board. Mr. Gedwed also currently serves as Chairman and Director of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company (subsidiaries of the Company). Mr. Gedwed currently serves as a Director of NMC Holdings, Inc. and Motor Club Investors Inc. He also served as a director and/or executive officer of other subsidiaries of NMC Holdings, Inc. until December 2005.	2000

Chinh E. Chu	39	Mr. Chu has been a director of the Company since April 2006 and served as Chairman of the Board from April 2006 until July 2006. Mr. Chu is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Nominating Committee of the Board. Mr. Chu is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. Mr. Chu received a BS in Finance from the University of Buffalo. He currently serves as a director of Celanese Corporation, Nalco Holdings LLC, SunGard Data Systems, Inc., Graham Packaging Holdings Company and Financial Guaranty Insurance Company.	2006

Adrian M. Jones	42	Mr. Jones has been a director of the Company since April 2006. Mr. Jones is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Investment Committee of the Board. Mr. Jones	2006

			Year First
			Elected
Name	Age	Background	Director

		has been a Managing Director of Goldman, Sachs & Co. since 2002. Mr. Jones joined Goldman, Sachs & Co.’s Investment Banking Division in 1994 and moved to its Merchant Banking Division in 1998. Before joining Goldman Sachs, Mr. Jones served as a lieutenant in the Irish Army and worked at Bank of Boston. Mr. Jones earned a BA from University College Galway, an MA in Economics from University College Dublin and an MBA from Harvard Business School. Mr. Jones currently serves on the boards of directors of Burger King Corporation, Autocam Corporation and Signature Hospital Holdings.

Mural R. Josephson	58	Mr. Josephson has been a director of the Company since May 2003 and is a member of the Audit Committee and Executive Compensation Committee of the Board. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. He has served as a director and Treasurer of Omni Youth Services (Buffalo Grove, Illinois) since October 2003, as a director of SeaBright Insurance Holdings, Inc. (a publicly-traded company providing multi-jurisdictional workers’ compensation insurance) since February 2004, as a director of PXRE Group Ltd. (a publicly-traded company providing primarily catastrophe and risk excess reinsurance products and services) since August 2004 and as a director of ALPS Corporation and its wholly-owned subsidiary, Attorneys Liability Protection Society, Inc. (a privately-held insurance company that writes attorney errors and omissions coverage) since January 1, 2006. Mr. Josephson received his B.S. in Accountancy from Northern Illinois University in 1970.	2003

Matthew Kabaker	30	Mr. Kabaker has been a director of the Company since April 2006. Mr. Kabaker is a member of the Audit Committee, Investment Committee and Executive Compensation Committee of the Board. Mr. Kabaker is a Principal of The Blackstone Group, which he joined in 1998. Mr. Kabaker received a BA in Philosophy, Politics & Economics from the University of Pennsylvania. Mr. Kabaker currently serves on the boards of directors of TRW Automotive, Financial Guaranty Insurance Company, and Ariel Reinsurance Holdings.	2006

Kamil M. Salame	37	Mr. Salame has been a director of the Company since April 2006. Mr. Salame is a member of the Executive Committee, Nominating Committee, Compliance & Governance Committee and Investment Committee of the Board. Mr. Salame is a partner of DLJ Merchant Banking Partners, the leveraged buyout	2006

			Year First
			Elected
Name	Age	Background	Director

		business of Credit Suisse’s asset management business. Mr. Salame joined DLJ Merchant Banking Partners in 1997. Previously, he was a member of DLJ’s Leveraged Finance Group. Mr. Salame is a director of Aspen Insurance Holdings Limited, Merrill Corporation, Professional Career Development Institute, LLC and US Express Leasing, Inc. Mr. Salame received a JD from Columbia Law School, an MBA from Columbia Business School and a BS from Georgetown University.

Steven J. Shulman	55	Mr. Shulman began serving as a director of the Company in July 2006. Mr. Shulman is a member of the Executive Compensation Committee of the Board. He also serves as chairman and chief executive officer of Magellan Health Services, Inc. (a manager of behavioral health and radiology benefits). Prior to joining Magellan Health Services, Mr. Shulman founded IHCG, an early-stage healthcare technology venture fund, and served as its Chairman and Chief Executive Officer from 2000 to 2002. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Shulman co-founded Value Health, Inc., a New York Stock Exchange-listed specialty managed health care company, and served as President of its Pharmacy and Disease Management Group and director from 1991 to 1997. Mr. Shulman is a member of the board of directors of IHCG, Digital Insurance (a private employee benefit service company), and BenefitPoint Inc. (a private insurance software company).	2006

Nathaniel Zilkha	30	Mr. Zilkha has been a director of the Company since April 2006. Mr. Zilkha is a member of the Audit Committee of the Board. Mr. Zilkha has been a Vice President of Goldman, Sachs & Co., since 2004. For the last five years, he has worked in the Principal Investment Area of Goldman, Sachs & Co., where he focuses on investments in healthcare services, life sciences and medical devices. Mr. Zilkha holds a BA from Princeton University. Mr. Zilkha currently serves on the boards of directors of XLHealth Corporation and Diveo Broadband Networks, Inc.	2006

Andrew S. Kahr	65	Mr. Kahr has been a director of the Company since August 2006. Mr. Kahr has served as a financial services consultant with Eden Properties, SA, St. Moritz, Switzerland since March 2003. Following his retirement as chairman and chief executive officer of Providian Corporation in 1986, Mr. Kahr served as a financial services consultant with Sodemo, SA, St. Moritz, Switzerland, from February 1986 until March 2003. Mr. Kahr holds a BA from Harvard College and a Ph.D. in Mathematics from the Massachusetts Institute of Technology.	2006

INFORMATION ABOUT THE BOARD OF DIRECTORS
Compensation of Directors
     Directors who are our employees do not receive additional compensation for their services as directors. Accordingly, Mr. Gedwed receives no compensation for his services as a director. The members of our Board designated by the Private Equity Stockholders are not considered to be independent and therefore also do not receive compensation for their services. Our independent directors are entitled to receive compensation for their services as follows:

Director:	Allen F. Wise
Position	Chairman of the Board; Non-Employee Director of the Company
Annual Retainer for membership on the Board	$200,000

Director:	Steven J. Shulman
Position	Non-Employee Director of the Company
Annual Retainer for membership on the Board	$100,000
Annual Retainer for membership on the Executive Compensation Committee and any other committee to which he may be appointed (per committee)	$25,000

Director:	Mural R. Josephson
Position	Non-Employee Director of the Company
Annual Retainer for membership on the Board	$100,000
Annual Retainer for Chairmanship of Audit Committee	$ 50,000
Annual Retainer for membership on the Executive Compensation Committee and any other committee to which he may be appointed (per committee)	$25,000

Director:	Andrew S. Kahr
Position	Non-Employee Director of the Company
Annual Retainer for membership on the Board	$150,000
Director Independence
     The Board has determined that Messrs. Wise, Shulman, Kahr and Josephson are “independent,” as that term is defined under the listing standards of the New York Stock Exchange. Mr. Gedwed is not “independent” due to his affiliation with the Company. Messrs. Chu, Jones, Kabaker, Salame and Zilkha are not “independent” due to their respective affiliations with the Private Equity Stockholders.
Annual Meeting Attendance
     We encourage but do not require our directors to attend the Annual Meeting of Stockholders. Six (6) of the Company’s then directors attended the Annual Stockholder Meeting held May 18, 2005.
Stockholder Communication with Our Board
     All current members of the Company’s Board are listed on the Corporate Governance page of the Company’s website. Stockholders may communicate directly with the HealthMarkets Board of Directors, including the Chairman of the Audit Committee, the Chairman of the Nominating Committee and/or the non-management directors individually or as a group. All communications should be directed to our Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. In addition, we maintain contact information, both telephone and email, on our website (www.healthmarkets.com) under the heading “Contact Us.” Management will forward all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail.
Board Meetings, Attendance, and Executive Sessions
     During the fiscal year ended December 31, 2005 through the completion of the Merger, the Board of Directors met sixteen (16) times and took action on other occasions by unanimous consent of its members. Since the Merger, the Board of Directors met three (3) times and took action on other occasions by unanimous consent of its members. Each member of the Board of Directors who held such position in 2005 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such Board Member served. The Board met in executive session during all regularly scheduled meetings, without management present, and plans to continue that practice going forward.
Board Committees
     To assist the Board in the discharge of its responsibilities, the Company has established a standing Audit Committee, Executive Compensation Committee, Investment Committee, Nominating Committee, Compliance & Governance Committee, and Executive Committee. The functions and composition of these Board committees are described below:
Audit Committee, Financial Expert
     The Audit Committee (of which Mural R. Josephson (Chairman), Matthew Kabaker and Nathaniel Zilkha serve as members) assists the Board of Directors in fulfilling its oversight responsibilities by assessing the processes related to the Company’s risks and control environment, overseeing the integrity of the Company’s financial statements and financial reporting and compliance with legal and regulatory requirements and evaluating the Company’s audit processes. The Audit Committee confers with the Company’s independent registered public accounting firm and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent registered public accounting firm in connection with determining their independence, reviews the reports of the independent registered public accounting firm and internal auditors, and reviews recommendations about internal controls. The Committee selects and appoints the Company’s independent registered public accounting firm and approves any significant non-audit relationship with the independent registered public accounting firm. The Audit Committee held eleven (11) meetings during 2005.
     KPMG LLP, the Company’s independent registered public accounting firm, has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.
     Since joining the Board in May 2003, Mr. Josephson has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Josephson, who is independent of management of the Company, is an “audit committee financial expert”, as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. The other members of the Audit Committee are not “independent.”

     The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (www.healthmarkets.com.) A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Committee reviews and assesses the adequacy of its charter on an annual basis.
     The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, stockholders and other persons. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number [(877) 778-5463] or by accessing Report-It [www.reportit.net], a third party reporting service. All others may direct such concerns in writing to the Board of Directors, Audit Committee and/or the non-management directors c/o our Corporate Secretary, HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.
     The Audit Committee’s Report appears elsewhere in this Information Statement.
Executive Committee
     The Executive Committee (of which Chinh Chu (Chairman), William J. Gedwed, Adrian Jones and Kamil Salame serve as members) has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, including (a) declaring a dividend, (b) amending the Certificate of Incorporation or By-Laws, (c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. During 2005 the Executive Committee did not meet, but the Committee took action on selected occasions by unanimous consent of its members.
Investment Committee
     The Investment Committee (of which Matthew Kabaker (Chairman), Adrian Jones and Kamil Salame currently serve as members) coordinates with the Investment/Finance Committees of the Company’s insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries. The Investment Committee did not meet during 2005.
Compliance & Governance Committee
     The Compliance & Governance Committee (of which Chinh Chu (Chairman), Adrian Jones and Kamil Salame currently serve as members) was established by the Board of Directors on August 30, 2006. The Committee develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company; oversees the evaluation of the Board and management, and reviews the succession plan of the Chief Executive Officer and other key officer positions. The Committee also oversees and monitors the Company’s compliance and regulatory functions, including the assessment on a periodic basis of the processes related to the Company’s risk and control environment, the oversight of the integrity of the Company’s compliance with legal and regulatory requirements and evaluation of the Company’s overall compliance program. The Committee also makes recommendations concerning the structure, size and membership of the various committees of the Board of Directors.
     The Compliance & Governance Committee operates under a written charter adopted by the Board of Directors.
Nominating Committee
     The Nominating Committee (of which Chinh Chu (Chairman), William Gedwed and Kamil Salame serve as members) identifies individuals qualified to become Board members consistent with criteria approved by the Board and recommends that the Board select the director nominees to be voted on at the next annual meeting of stockholders. None of the members of the Nominating Committee are “independent.”
     As a result of the Merger and the terms of the Stockholders’ Agreement that provide for the designation of directors by the Private Equity Investor Groups, the Board of Directors has determined that it is not appropriate to establish specific qualifications for nominees or a formal process for identifying and evaluating such nominees for director.
     In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2007 must be made in writing and received by the Corporate Secretary of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than June 14, 2007 (see “Deadline for Submission of Stockholder Proposals and Nominations for Director”). The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation”. The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. At a minimum, candidates for election to the Board must meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Candidates should also have relevant business and financial experience, and must be able to read and understand fundamental financial statements. The Committee has not historically received director candidate recommendations from the Company’s stockholders but will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the Securities and Exchange Commission rules.
     The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (www.healthmarkets.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.
     The Nominating Committee met two times during 2005. The Nominating Committee did not receive any recommendations from stockholders regarding candidates to serve on the Board for the 2006 Annual Stockholder Meeting.
Executive Compensation Committee
     The Executive Compensation Committee (of which Chinh Chu (Chairman), Matthew Kabaker, Adrian Jones, Mural R. Josephson and Steven Shulman serve as members) administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. The Committee reviews and approves corporate goals and objectives relative to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives and sets the CEO’s compensation level based on this evaluation. The Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, evaluates, from time to time, the compensation to be paid to directors for their service on the Board or any committee thereof, and prepares a report on executive compensation as required by the Securities and Exchange Commission to be included in the Information Statement.
     The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (www.healthmarkets.com). Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.
     The Executive Compensation Committee met eight (8) times during 2005.
     The Executive Compensation Committee’s Report on Executive Compensation appears elsewhere in this Information Statement.
Compensation Committee Interlocks and Insider Participation in Compensation Decisions
     During 2005, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”
Family Relationships
     There are no family relationships between any of the directors or executive officers.
Involvement in Certain Legal Proceedings
     During the past five years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

Executive Officers of the Company
     The Chairman of the Company is elected, and all other executive officers listed below are appointed, by the Board of Directors of the Company at its Annual Meeting each year or by the Executive Committee of the Board of Directors to hold office until the next Annual Meeting or until their successors are elected or appointed. None of these officers have family relationships with any other executive officer or director.

Name of Officer	Principal Position	Age	Business Experience During Past Five Years

William J. Gedwed	Director; President and Chief Executive Officer	51	Mr. Gedwed has served as a director of the Company since June 2000 and as its President and Chief Executive Officer of the Company since July 1, 2003. He was named Chairman of the Board in September 2005 and served in such position until April 2006. He has served as a Director and/or executive officer of NMC Holdings, Inc. and/or its subsidiaries since August 1993. Mr. Gedwed currently serves as Chairman and director of the Company’s insurance subsidiaries.

Troy A. McQuagge	President of the Company’s Agency Marketing Group	44	Mr. McQuagge served as President of UGA — Association Field Services from 1997 until May 2004. He currently serves as President of Agency Marketing Group. Mr. McQuagge has served as Senior Vice President of the Company’s insurance subsidiaries since June 2004.

Phillip J. Myhra	Executive Vice President — Insurance Group	53	Mr. Myhra has served as an executive officer of the Insurance Group since December 1999 and as Executive Vice President — Insurance Group of the Company since February 2001. He serves as a director, President and Chief Executive Officer of the Company’s insurance subsidiaries. Prior to joining the Company, Mr. Myhra served as Senior Vice President of Mutual of Omaha.

William J. Truxal	President of the Company’s Student Insurance Division	49	Mr. Truxal was appointed President of Student Insurance Division in September 2003. He joined the predecessor of the Company’s Student Insurance Division in 1983 as an account executive. He also serves as Vice President of the Company’s insurance subsidiaries.

Mark D. Hauptman	Vice President and Chief Financial Officer and Chief Accounting Officer	48	Mr. Hauptman joined the Company in 1988 as Controller of the Company’s former OKC Division. He has served as the Company’s Chief Accounting Officer since June 2001 and has served as Chief Financial Officer since May 2002. He also serves as director and Vice President of the Company’s insurance subsidiaries.

James N. Plato	President — Life Insurance Division	57	Mr. Plato was appointed President of the Life Insurance Division and has served as an executive officer and director of the Company’s insurance subsidiaries since June 2001. From 2000 to 2001, Mr. Plato served as an executive officer and/or director of Ilona Financial Group and its subsidiaries.

Asher M. Schoor	Senior Vice President	34	Mr. Schoor has served as a Senior Vice President since May 2006. Prior to joining the Company, Mr. Schoor was a consultant at McKinsey & Company, where he worked from 2001 until 2006. Mr. Schoor has also been involved in a number of entrepreneurial insurance ventures in the property and casualty industry.

Name of Officer	Principal Position	Age	Business Experience During Past Five Years

Edward Zecchini	Senior Vice President and Chief information Officer	45	Mr. Zecchini was named Senior Vice President effective August 30, 2006. Mr. Zecchini joined HealthMarkets in October 2004 and was appointed its Chief Information Officer in February 2005. Prior to joining HealthMarkets, Mr. Zecchini served as Executive Vice President and Chief Technology Officer of HealthMarket Inc. from January 2000 through October 2004. Prior to his association with HealthMarket Inc., Mr. Zecchini was President and co-founder of IT Analytics from April 1997 to January 2000; he served as Vice President and Chief Information Officer of Medical Economics from December 1990 to March 1997; and he served as Vice President, Operations and Product Development for SportsTicker, Inc. from 1983 to 1989.

Michael A. Colliflower	Executive Vice President, General Counsel and Chief Compliance Officer	51	Mr. Colliflower was named as Executive Vice President, General Counsel and Chief Compliance Officer effective August 30, 2006. Mr. Colliflower joined HealthMarkets in July 2005 as Senior Vice President and General Counsel-Insurance Operations. He currently serves as a Director and Senior Vice President and General Counsel of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee and The Chesapeake Life Insurance Company. Prior to joining the Company, Mr. Colliflower served from October 2002 as Senior Vice President and Chief Insurance Counsel for the insurance subsidiaries of Universal American Financial Corp. From August 1996 until March 2002, Mr. Colliflower held various management positions at the Conseco Companies, including Senior Vice President — Legal and Chief Compliance Officer. Mr. Colliflower was Chairman of the Compliance Section of the American Council of Life Insurers in 1998-1999. He also served a term as Chairman of the ACLI Market Conduct Committee.
EXECUTIVE COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
Executive Compensation
     The Company’s compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company’s performance objectives, rewarding individual performance and contributions, and linking to the extent possible executive and stockholder interests through equity-based (stock option and restricted stock) plans. The Company’s executive compensation has historically consisted of four components: annual base salary, annual cash incentive bonus compensation, stock option grants and grants of restricted stock under the Company’s restricted stock plans. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives.

     Historically, the Executive Compensation Committee of the Board of Directors (the “Committee”) has approved base compensation for senior executives (including Mr. Gedwed) based on reference to base salaries of comparable executive positions at a peer group of comparably sized insurance and insurance holding companies. Consistent with past practice, in December 2004 and January 2005 the Committee reviewed and approved base compensation to be paid to executives in 2005. In establishing base compensation for 2005 with respect to officers other than the President and CEO, the Committee considered the recommendations of Mr. Gedwed (the Company’s President and Chief Executive Officer) and approved, subject to any modifications it deemed appropriate, base compensation to be paid to such executive officers.
     During 2005, the Committee also engaged the services of an independent compensation consultant to assess the Company’s compensation program and to obtain additional information relative to administering executive compensation decisions for 2005 and 2006.
     Mr. Gedwed was named President and Chief Executive Officer effective July 1, 2003, and his annual base salary was then set at $425,000. On September 15, 2004, the Committee determined to assess Mr. Gedwed’s incentive compensation on an annual basis on the anniversary of his July 1 hiring. At a meeting of the Committee held on July 27, 2005, the Committee approved a bonus for Mr. Gedwed for performance in the year ended July 1, 2005 in the amount of $1,000,000. Mr. Gedwed’s bonus granted in July 2005 was based on the returns earned by the Company’s stockholders, the Company’s return performance compared to that of its peers, and Mr. Gedwed’s overall performance during the preceding year. At its November 1, 2005 meeting, the Committee also determined to thereafter assess Mr. Gedwed’s incentive compensation on an annual basis as of December 31 of each year. At a meeting of the Committee held on February 15, 2006, the Committee approved a bonus for Mr. Gedwed for performance in the six months ended December 31, 2005 in the amount of $550,000. Mr. Gedwed’s bonus granted in February 2006 was based on the returns earned by the Company’s stockholders, the Company’s return performance compared to that of its peers, and Mr. Gedwed’s overall performance during the period.
     The Committee has assessed and intends to continue to assess Mr. Gedwed’s annual salary on an annual basis corresponding to the Company’s December 31 fiscal year. At a meeting of the Committee held on February 15, 2006, the Committee set and approved Mr. Gedwed’s annual salary for 2006 at $600,000.
     The Company has established and implemented an incentive compensation plan for senior executives, pursuant to which the Company has set a maximum bonus potential for each executive as a percentage of base compensation and established quantitative and qualitative bonus criteria. For 2005, the quantitative performance goals included, among other things, HealthMarkets consolidated financial results, business unit profitability and attainment of specific revenue (annualized premium volume) goals. The final determination of incentive compensation awards with respect to 2005 performance was made at a meeting of the Committee held on February 15, 2006, at which the Committee reviewed and approved 2005 incentive bonus compensation for Messrs. Reed, McQuagge and Myhra and four other officers and key employees of the Company.
     During 2005, the Company’s executive officers were also entitled to participate in the Company’s 1987 Amended and Restated Stock Option Plan. Under the 1987 Plan, nonqualified options to purchase Common Stock of the Company were granted at exercise prices not less than the fair market value of the Common Stock at the date of grant. The options generally expired five years and 90 days from the date of grant. Options generally vested in 20% annual increments every twelve months, subject to continuing employment, provided that an option will vest 100% upon death, permanent disability, or change of control of the Company. All options under the 1987 Plan were exercisable over a five-year period. In connection with the Merger, each outstanding option to purchase shares of HealthMarkets common stock granted under the 1987 Plan became fully vested, and (except with respect to 360,030 options granted under the 1987 Plan that were held by certain executive officers and converted into options to acquire shares of Class A-1 Common Stock) each option granted under the 1987 Plan was cancelled and converted into the right to receive a payment (subject to any applicable withholding taxes) equal to the difference between $37.00 and the exercise price for the option.
     To provide an additional equity-based vehicle to incentivize officers and other key employees, the Board of Directors of the Company previously approved and adopted the HealthMarkets 2000 Restricted Stock Plan, the 2001 Restricted Stock Plan and the 2005 Restricted Stock Plan, pursuant to which the Company from time to time and subject to the terms thereof made awards of restricted shares of the Company’s Common Stock to eligible participants in the Plan. Shares of Common Stock granted to eligible participants generally vested on the second anniversary of the date of grant and were otherwise forfeitable if the participant ceases to provide material services to the Company as an employee, independent contractor, consultant, advisor, director or otherwise for any reason other than death prior to vesting. Shares of restricted stock also vest upon a Change of Control (as defined) or upon the death of the participant. The Committee determined not to award restricted stock to any eligible participant with respect to 2005 performance. At December 31, 2005, an aggregate of 268,696 shares of HealthMarkets common stock were available to be granted under the terms of the 2000, 2001 and 2005 Restricted Stock Plans to eligible employees. In connection with the Merger, all applicable forfeiture provisions of the outstanding restricted shares lapsed, to the extent not already lapsed, and, effective August 30, 2006, the Company’s Board of Directors authorized the termination of each of the 2000 Restricted Stock Plan, the 2001 Restricted Stock Plan and the 2005 Restricted Stock Plan.
     The Company’s executive officers are also entitled to participate in an incentive program (the “BOB II Program”) which was established in August 2002. Pursuant to the BOB II Program, the Company agreed to distribute to “eligible participants” on August 15, 2006, in cash, an aggregate of the dollar equivalent value of 200,000 HealthMarkets shares. Eligible participants in the BOB II Program consisted of full-time employees of HealthMarkets and its subsidiaries and independent agents associated with HealthMarkets’ insurance subsidiaries who were employed by or contracted with HealthMarkets and its subsidiaries, as the case may be, at the close of business on August 15, 2002 and who remain employed by or contracted with HealthMarkets and its subsidiaries at the close of business on August 15, 2006. In accordance with the BOB II Program, each eligible participant is entitled to receive his or her portion of the aggregate cash payment determined by reference to a formula based on, among other things, such eligible participant’s tenure with HealthMarkets and its subsidiaries and level of compensation. As a result of the Merger, each eligible participant in the BOB II Program received on August 15, 2006 an amount (subject to any applicable withholding tax) in cash equal to the number of shares subject to such awards held by such participant multiplied by $38.37 per share.
     Section 162(m) of the U.S. Internal Revenue Code limits the deductibility of compensation in excess of $1.0 million paid to the Company’s Chairman, chief executive officer and president or to any of the Company’s four highest-paid other executive officers unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).
EXECUTIVE COMPENSATION COMMITTEE
Chinh Chu (Chairman)
Matthew Kabaker
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman
Employment and Consulting Agreements
     Under the terms of separate employment agreements with the Company (the principal terms of which were requested by and negotiated with The Blackstone Group after the key terms of the Merger were agreed upon), each of William J. Gedwed (President and Chief Executive Officer), Mark D. Hauptman (Vice President, Chief Financial and Accounting Officer), Troy A. McQuagge (President, Agency Marketing Group), Phillip J. Myhra (Executive Vice President, Insurance Operations and Risk Management), James N. Plato (President, Life Insurance Division), and William J. Truxal (President, Student Insurance Division) (collectively, the “Continuing Executives”) continue to serve in each of their respective positions and receive an annual base salary in an amount not less than their respective base salary immediately before the Merger. The Continuing Executives are also eligible for an annual target bonus ranging from a minimum of 75% of annual base salary to a maximum of 200% of annual base salary. Each of the Continuing Executives is also entitled to new equity award grants and participation in employee benefit plans and has agreed to retain all or a portion of their respective HealthMarkets equity and equity-based awards.

The employment agreements have an initial employment term of two or three years from the Merger that automatically renews annually upon the expiration of the initial employment term, unless either party gives notice.
     In addition, under the terms of their employment agreements, the Continuing Executives are entitled to severance payments in the event of their termination in certain specified circumstances. The Continuing Executives would be entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year. The Continuing Executives are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive, including such payments and benefits due to the executive in connection with the Merger; provided, however, that following a change of control of HealthMarkets (other than in connection with the Merger), the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of the Continuing Executives has agreed to two-year post-termination non-competition and non-solicitation covenants.
     In connection with the Merger, Timothy L. Cook (former President of the Company’s Star HRG Division) also executed an employment agreement with the Company, which agreement terminated effective July 11, 2006, upon the sale of substantially all of the assets comprising the Company’s Star HRG operations.
     On May 24, 2006, HealthMarkets, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Glenn W. Reed, the former Executive Vice President and General Counsel of the Company. The Agreement provides, among other things, that Mr. Reed’s employment with the Company would extend from the date of the Agreement through the later of June 30, 2006 or such date to which the Company and Mr. Reed shall mutually agree (the “termination date”), during which term Mr. Reed will continue to receive his annualized base salary. The termination date was subsequently established by Mr. Reed and the Company as August 31, 2006. Following termination of the employment term, the Company will pay to Mr. Reed termination payments in the aggregate amount of $1,600,008, which will be paid in 24 monthly installments. Mr. Reed will also be entitled to receive, at the Company’s expense, the Company-paid portion of the premium for continued participation in the Company’s medical, prescription drug, vision, dental and life insurance coverage for the two-year period commencing on the termination date. Upon the termination date, Mr. Reed resigned from all offices, committees and/or directorships that he then held with the Company, its subsidiaries and their respective affiliates.
     During the period commencing on the termination date and ending on December 31, 2006, Mr. Reed will be available upon request of the Company to provide twenty hours per month of consulting services to the Company. The Agreement also provides for full change of control parachute excise tax gross-up protection on all payments and benefits due to Mr. Reed. In addition, he is subject to two-year post-termination non-competition and non-solicitation restrictions.
Certain Other Employees
     Under the terms of separate employment agreements with the Company, certain other HealthMarkets employees (in addition to Messrs. Gedwed, Hauptman, McQuagge, Myhra, Plato and Truxal), including members of our senior management team, continue to serve in their respective positions and receive an annual base salary, which is not be less than the employee’s base salary immediately before the Merger. These employees will be eligible for an annual bonus ranging from a target of 35% to 50% of annual base salary and a maximum of 65% to 100% of annual base salary, as the case may be. Furthermore, these employees will also be entitled to receive new equity award grants and participate in employee benefit plans.
     Upon termination of employment in certain specified circumstances, these employees are entitled to receive severance payments equal to one or two times the employee’s base salary plus target bonus payable in monthly installments, depending upon the employee’s particular position with the surviving corporation; continuation of welfare benefits for one or two years, depending upon the employee’s particular position with the surviving corporation; as well as a pro-rata bonus, based on his or her target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year; and full change of control parachute excise tax gross up protection on all payments and benefits due to the employee; provided, that the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. Further, each of these employees has agreed to one or two-year post-termination non-competition and non-solicitation covenants, the duration of which coincides with the term during which they will be entitled to receive severance payments.

SUMMARY COMPENSATION TABLE
     The following table summarizes all compensation for services to us and our subsidiaries for the fiscal years ended December 31, 2005, 2004 and 2003, earned by or awarded or paid to the persons who were the Chairman of the Board, the chief executive officer, and the four other most highly compensated executive officers of the Company serving as such at December 31, 2005 (the “Named Executive Officers”).

							Long-Term
		Annual Compensation					Compensation Awards
						Other Annual	Restricted	Securities	All Other
						Compensation	Stock Awards	Underlying	Compensation
Name and Principal Position	Year	Salary($)		Bonus($)(a)		($) (b)	($)(c)	Options (#) (d)	($) (e)
Ronald L. Jensen	2005	1		—		—	—	—	—
Former Chairman of the	2004	1		—		—	—	—	—
Board (f)	2003	1		—		—	—	—	—

William J. Gedwed	2005	600,000		1,550,000	(h)	—	—	—	14,242
CEO and former Chairman of	2004	425,000		500,000		—	—	100,000	12,531
the Board (g)	2003	202,692		250,000		—	—	—	8,816

Glenn W. Reed	2005	400,000		400,000		59,488	—	—	13,342
Former Executive Vice President & General	2004	400,000		250,000		—	—	20,000	13,447
Counsel (l)	2003	400,000		300,000		9,672	—	—	13,122

Phillip J. Myhra	2005	375,000		650,000		41,242	—	—	14,242
Executive Vice President —	2004	361,923	(i)	425,000		—	—	40,000	13,447
Insurance Group	2003	325,000		520,000		8,117	—	—	13,122

Troy A. McQuagge	2005	400,000		900,000		—	—	—	11,440
President — Agency	2004	346,635	(j)	600,000		—	—	60,000	11,347
Marketing Group	2003	275,000		704,000		—	—	—	13,122

William J. Truxal	2005	231,539	(k)	657,832	(k)	—	—	50,000	13,510
President, Student	2004	75,000		1,743,473	(k)	—	—	—	13,018
Insurance Division	2003	75,000		1,500,862	(k)	—	—	—	13,122

(a)	Reflects cash bonuses accrued for the year presented.

(b)	2005 amount represents travel expenses and tax gross-up on the travel expenses. 2003 amount represents housing expenses. There was no other annual compensation in the nature of perquisites paid to any Named Executive Officers in any of the years shown.

(c)	At December 31, 2005, no Named Executive Officers held unvested restricted stock awards.

(d)	With respect to 2005, includes options granted on June 24, 2005. With respect to 2004, includes options granted on March 16, 2005.

(e)	Includes all other compensation paid to each Named Executive Officer, consisting of Company contributions to the Named Executive Officer’s 401(k) account, cash payments made under a Company-wide phantom stock plan and term life insurance premiums paid with respect to the Named Executive Officer. All 401(k) contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. Cash bonus payments under the Company-wide phantom stock plan were made in the same amount as paid to all other eligible employees. Term life insurance premiums represent the Company’s contribution to a life insurance program that is available to all eligible employees with benefits proportional to annual compensation and bonuses. All such other compensation paid to each Named Executive Officer with respect to each of the three prior years is specifically set forth in the table below:

				Term Life
		401(k)	Phantom Stock	Insurance	Total Other
Named Executive Officer	Year	Contributions ($)	Plan Bonus ($)	Premiums ($)	Compensation ($)
William J. Gedwed	2005	12,600	400	1,242	14,242
	2004	11,721	—	810	12,531
	2003	8,636	—	180	8,816

Glenn W. Reed	2005	11,700	400	1,242	13,342
	2004	12,150	487	810	13,447
	2003	12,000	402	720	13,122

Phillip J. Myhra	2005	12,600	400	1,242	14,242
	2004	12,150	487	810	13,447
	2003	12,000	402	720	13,122

Troy A. McQuagge	2005	10,500	400	540	11,440
	2004	10,050	487	810	11,347
	2003	12,000	402	720	13,122

William J. Truxal	2005	12,300	400	810	13,510
	2004	11,721	487	810	13,018
	2003	12,000	402	720	13,122
(f)	Mr. Jensen served as Chairman of the Board until his death on September 2, 2005.

(g)	Mr. Gedwed has served as a director of the Company since June 2000 and as President and Chief Executive Officer since July 1, 2003. Mr. Gedwed was appointed as Chairman of the Board on September 7, 2005 and served as Chairman until April 2006.

(h)	Represents bonus paid for the period of July 1, 2004 through December 31, 2005.

(i)	Represents base compensation actually paid during 2004. Effective July 1, 2004, the Executive Compensation Committee authorized an increase in Mr. Myhra’s annual base compensation from $325,000 to $375,000.

(j)	Represents base compensation actually paid during 2004. Effective July 1, 2004, the Executive Compensation Committee authorized an increase in Mr. McQuagge’s annual base compensation from $275,000 to $400,000.

(k)	In each of 2005, 2004 and 2003, Mr. Truxal’s bonus was determined by reference to annual premium written with respect to selected clients of the Student Insurance Division. Effective June 1, 2005, the Executive Compensation Committee authorized the change in the annual base compensation from $75,000 to $350,000 with future bonuses being awarded as a percentage of base pay.

(l)	Mr. Reed’s employment with the Company terminated effective August 31, 2006.

2005 Stock Options
     The following table summarizes options granted to the Named Executive Officers for 2005, along with the present value of such options on the date they were granted, calculated as described in the footnote to the table.

Percent of Total
	Number of Securities	Options Granted	Exercise or		Grant Date
	Underlying Options	to Employees in	Base Price		Present
Name	Granted(1)	Fiscal Year	($/Sh)	Expiration Date	Value(2)($)
Ronald L. Jensen	—	—	—	—	—
William J. Gedwed	—	—	—	—	—
Glenn W. Reed	—	—	—	—	—
Phillip J. Myhra	—	—	—	—	—
Troy A. McQuagge	—	—	—	—	—
William J. Truxal	50,000	43.48%	31.68	09/22/2010	423,100

(1)	Reflects options that were granted on June 24, 2005. Excludes options granted on March 16, 2005 that were included in the prior year table.

(2)	Grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a mathematical formula widely used to value exchange-traded options. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. However, stock options granted by the Company are long-term, non-transferable and subject to vesting in equal annual increments over a five-year period, while exchange-traded options are short-term and can be exercised or sold immediately in the liquid market. Based on the Black-Scholes option valuation model with the actual option price, the key weighted average input variables used in valuing the options granted on June 24, 2005 were as follows: risk-free interest rate 3.59%; dividend yield 1.74%; stock price volatility 0.503; option term 3 years; option exercise price $31.68; and stock price on date of grant $28.80. The volatility variable reflects actual daily stock price trading data for the period equal to the expected life of the options immediately preceding the grant date. The actual value, if any, that a grantee may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes Model.
Aggregate Stock Option Exercises in 2005 and Year-End Values
     The following table summarizes for each of the Named Executive Officers the total number of unexercised stock options held at December 31, 2005, and the aggregate dollar value of in-the-money, unexercised stock options held at December 31, 2005.

	Shares		Number of		Value of Unexercised
	Acquired		Unexercised Stock		In-the-Money
	on	Value	Options at Year End (#)		Stock Options at Year End ($)(a)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Jensen	—	—	—	—	—	—
William J. Gedwed	49,950	988,351	767	100,263	17,607	481,752
Glenn W. Reed	6,500	118,398	22,800	34,200	549,028	436,542
Phillip J. Myhra	3,600	65,323	35,000	72,000	847,513	964,683
Troy A. McQuagge	12,800	246,048	2,000	92,000	48,220	1,054,120
William J. Truxal	—	—	—	50,000	—	191,500

(a)	The closing stock price per share at December 31, 2005 was $35.51.

     During 2005 the Company did not adjust or amend the exercise price of stock options previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants or any other means.
COMPARISON OF TOTAL STOCKHOLDER RETURN
     The following graph compares the cumulative total stockholder return on HealthMarkets Common Stock for the five years in the period ended December 31, 2005 with the cumulative return for the same period of the S&P 600 Small Cap Market Index and the S&P Insurance Index. The graph assumes the investment of $100 at the beginning of the period in the Company’s Common Stock.
Upon completion of the Merger on April 5, 2006, shares of the Company’s Common Stock were delisted from trading on the New York Stock Exchange.
The HealthMarkets 401(k) and Savings Plan
     The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (formerly the UICI Employee Stock Ownership and Savings Plan) (the “Employee Plan”). The Employee Plan enables eligible employees to make pre-tax contributions to the Employee Plan (subject to overall salary limitations) and to direct the investment of such contributions among several investment options. Prior to the Merger, a second feature of the Employee Plan constituted an employee stock ownership plan (the “ESOP”), contributions to which were invested primarily in shares of HealthMarkets common stock. The ESOP feature allowed participants to receive from HealthMarkets and its subsidiaries discretionary matching contributions and to share in certain supplemental contributions made by HealthMarkets and its subsidiaries.
     Effective upon completion of the Merger, the Employee Plan was amended to eliminate the ESOP feature. The Company now makes certain matching contributions and supplemental contributions to participants’ accounts in cash. Company contributions are allocated to the participant’s account on a monthly basis, and forfeitures are allocated to employees who are participants on the last day of the plan year based upon the ratio of each participant’s annual credited compensation (up to $75,000) to the total annual credited compensation of all participants entitled to share in such contributions for such Plan Year. Contributions by the Company and its subsidiaries to the Employee Plan currently vest in prescribed increments over a six-year period.

Securities Authorized for Issuance under Equity Compensation Plans
     The following table sets forth certain information with respect to common stock that may have been issued under HealthMarkets’ equity compensation plans as of December 31, 2005:

				Number of securities
				remaining available for future
				issuance under equity
	Number of securities to		Weighted-average exercise	compensation plans
	be issued upon exercise		price of outstanding	(excluding
	of outstanding options,		options, warrants and	securities reflected in
	warrants and rights		rights	column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,360,706	(1)(2)	$6.31	4,921,384	(3)
Equity compensation plans not approved by security holders (4)	- 0 -		$0.00	- 0 -

Total	2,360,706			4,921,384

(1)	Includes 624,481 stock options exercisable at a weighted average exercise price of $23.86 issued under the UICI 1987 Stock Option Plan. Effective upon the closing of the Merger on April 5, 2006, each outstanding option formerly granted under the 1987 Plan became fully vested, and (except with respect to 360,030 options granted under the 1987 Plan that were held by certain executive officers and converted into 121,976 fully vested options to acquire shares of Class A-1 common stock) each option granted under the 1987 Plan was cancelled and converted into the right to receive a payment (subject to any applicable withholding taxes) equal to the difference between $37.00 and the exercise price for the option. The Company does not anticipate issuing additional options under the 1987 Plan.

(2)	Also includes 1,100,915 shares issuable upon vesting of matching credits granted to participants under the Agency Matching Total Ownership Plan II (AMTOP II), 628,004 shares issuable upon vesting of matching credits granted to participants under the Matching Agency Contribution Plan I (MAC I) and 7,306 shares issuable upon vesting of matching credits granted to participants under the Matching Agency Contribution Plan II (MAC II), in each case at a deemed exercise price of $-0-.

(3)	Includes securities available for future issuance as follows: UICI 1987 Stock Option Plan, 2,071,414 shares; 2000 Restricted Stock Plan, 44,941 shares; 2001 Restricted Stock Plan, 123,755 shares; 2005 Restricted Stock Plan, 100,000 shares; Agency Matching Total Ownership Plan I (AMTOP I), 20,398 shares; Agency Matching Total Ownership Plan II (AMTOP II), 1,455,304 shares; Matching Agency Contribution Plan I (MAC I), 762,878 shares; Matching Agency Contribution Plan II (MAC II), 342,694 shares. The Company does not anticipate issuing additional securities under the 1987 Stock Option Plan. The 2000 Restricted Stock Plan, 2001 Restricted Stock Plan and the 2005 Restricted Stock Plan were terminated by the Board of Directors of the Company effective August 31, 2006.

(4)	Does not include up to 1,489,741 shares of HealthMarkets Class A-1 common stock issuable upon exercise of options to be granted under the HealthMarkets 2006 Management Stock Option Plan, which was approved by the HealthMarkets Board of Directors on May 8, 2006, and is subject to approval by the Company’s stockholders at the 2006 Annual Meeting of Stockholders. See “PROPOSAL 3 — - PROPOSAL TO APPROVE HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN” below.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information as of September 12, 2006 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

			Percent of
	Common Shares	Percent of	Class A-2	Percent of
Name & Address	Beneficially	Class A-1	Common	Total Common
of Beneficial Owner	Owned (1)	Common Stock	Stock	Stock
Five Percent (5%) Holders:

Blackstone Investor Group c/o The Blackstone Group 345 Park Avenue New York, NY 10154	16,486,486	61.2%	—	55.1%

Goldman Sachs Investor Group c/o Goldman Sachs & Co. 85 Broad Street, 10th Floor New York, NY 10154	6,756,757	25.1%	—	22.6%

DLJ Investor Group c/o DLJ Merchant Banking Partners Eleven Madison Avenue New York, New York 10010	3,378,378	12.5%	—	11.3%

Trustees under the HealthMarkets Agents’ Total Ownership Fund Trust, as amended and restated effective as of October 1, 2005 (2) c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180	2,070,486	—	69.5%	6.9%

Trustees under the Dynamic Equity Fund Program Trust, as amended and restated effective as of August 1, 2005 (3) c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180	908,711	—	30.5%	3.0%

Executive Officers and Directors:

William J. Gedwed	79,192	0.3%	—	0.3%
Glenn W. Reed (4)	-0-	—	—	—
Phillip J. Myhra	58,022	0.2%	—	0.2%
Troy A. McQuagge	44,772	0.2%	—	0.1%
William J. Truxal	23,666	0.1%	—	0.1%
Chinh E. Chu	-0-	—	—	—
Adrian M. Jones	-0-	—	—	—
Mural R. Josephson	-0-	—	—	—
Matthew Kabaker	-0-	—	—	—
Kamil M. Salame	-0-	—	—	—
Allen F. Wise	27,027	0.1%	—	0.1%

Percent of
	Common Shares	Percent of	Class A-2	Percent of
Name & Address	Beneficially	Class A-1	Common	Total Common
of Beneficial Owner	Owned (1)	Common Stock	Stock	Stock
Steven J. Shulman	20,270	0.1%	—	0.1%
Nathaniel Zilkha	-0-	—	—	—
Andrew S. Kahr	-0-	—	—	—

All executive officers and directors (17 individuals) as a group:	286,823	1.1%	—	1.0%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of September 12, 2006.

(2)	Represents vested shares of Class A-2 common stock held by participants in the Company’s Agent’s Total Ownership (ATOP) Plan.

(3)	Represents vested shares of Class A-2 common stock held by participants in the Company’s Agent’s Contribution to Equity (ACE) Plan.

(4)	Mr. Reed’s employment with the Company terminated effective August 31, 2006.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2005. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in the next sentence, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2005. During 2005, one transaction for the acquisition of stock for director’s fees for Dennis McCuistion (a former director) was reported approximately one day late.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     On April 5, 2006, the Company completed its previously announced Merger providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. As a result of the merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.
     Following the merger, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners hold approximately 55.1%, 22.6% and 11.3%, respectively, of the Company’s outstanding equity securities. Certain members of the Board of Directors of the Company are affiliated with The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners; in particular, Chinh E. Chu and Matthew Kabaker serve as Senior Managing Director and a Principal, respectively, of The Blackstone Group, Adrian M. Jones and Nathaniel Zilkha serve as a Managing Director and Vice President, respectively, of Goldman, Sachs & Co., and Kamil M. Salame is a partner of DLJ Merchant Banking Partners.
     In connection with the closing of the Merger, HealthMarkets entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. In accordance with the terms of the Transaction and Monitoring Fee Agreements, HealthMarkets agreed to pay to advisory affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners a one-time transaction fee in the amount of $18.9 million, $6.0 million and $3.0 million, respectively. The Company also agreed to assume and pay loan commitment and other fees in the amount of $13.0 million previously incurred by affiliates of The Blackstone Group in connection with the merger. In addition, the advisory affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and

DLJ Merchant Banking Partners have agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company has agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively, in each case subject to upward adjustment in each year based on the ratio of consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) in such year to consolidated EBITDA in the prior year. Notwithstanding the foregoing, the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. In accordance with the terms of the Transaction and Monitoring Fee Agreements, the Company agreed to reimburse the advisory affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners for out-of-pocket expenses incurred in connection with the monitoring services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement.
     In accordance with the terms of separate Future Transaction Fee Agreements, each dated as of May 11, 2006, affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners have agreed to provide to the Company certain financial and strategic advisory services with respect to future acquisitions, divestitures and recapitalizations. For such services, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners will be entitled to receive 0.6193%, 0.2538% and 0.1269%, respectively, of the aggregate enterprise value of any units acquired, sold or recapitalized by the Company. In connection with the sale on July 11, 2006 of substantially all of the assets comprising its Star HRG operations, the Company will remit to affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners the amount of $929,000, $381,000 and $190,000, respectively, pursuant to the terms of the Future Transaction Fee Agreements.
     In connection with its sale on July 11, 2006 of substantially all of the assets comprising its Star HRG operations, an affiliate of the Company has also agreed to pay to an advisory affiliate of The Blackstone Group a one-time investment banking fee in the amount of $1.52 million. The Company has also agreed to pay to an advisory affiliate of The Blackstone Group a fee in the amount of $1.52 million for securities placement and structuring services in connection with a private placement of securities effected on August 16, 2006.
     The Company is party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the Private Equity Stockholders, providing for demand and piggyback registration rights with respect to the class A-1 common stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Blackstone Investor Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the GS Investor Group will have the right to demand such registration on up to two occasions, and the DLJ Investor Group will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.
     In addition, the Private Equity Investor Groups have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investor Group. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor Groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.
     Effective June 1, 2006, the Company agreed to participate in a “group purchasing organization” (“GPO”) that acts as its agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program.
     On September 14, 2005, our board of directors adopted the UICI Success Bonus Award Plan as an employee incentive and retention program to help retain and provide an incentive to employees (including executive officers) who were expected to be key to a successful completion of the Merger. Under the terms of the UICI Success Bonus Award Plan, a participant was entitled to receive his or her award if the participant continued to be employed by us or any of our subsidiaries through the date of completion of any transaction resulting in a change of control of UICI (including the Merger). If a participant ceased to be employed before that date, he or she would not be entitled to an award, unless the Executive Compensation Committee determined otherwise. If the Merger (or another transaction that would qualify as a change of control under the plan) was not completed before June 30, 2006, participants would not have been entitled to receive awards under the plan.
     Awards under the UICI Success Bonus Award Plan were payable 60% on the date of the Merger and the remaining 40% will be payable on a date that is not later than 180 days following the Merger. If a participant’s employment is terminated as a result of his or her death or disability, the participant or his or her designated beneficiary will be entitled to receive 75% of the amounts to which the participant otherwise would have been entitled. The Continuing Executives (i.e., Messrs. Gedwed, Hauptman, McQuagge, Myhra, Plato and Truxal) collectively were eligible to receive 67% of the bonus pool, or approximately $13.6 million.
     The total pool available for award to participants under the plan was $20.3 million. In accordance with the terms of the plan, on November 1, 2005 the Committee designated participants in the plan and awarded success bonuses to be paid to such participants at the times and in the manner as prescribed by the plan. Designated participants under the plan included William J. Gedwed, Glenn W. Reed, Phillip J. Myhra, Troy A. McQuagge and William J. Truxal, who were allocated success bonuses in the amounts of $2,026,490, $2,533,113, $3,378,160, $3,378,160 and $1,126,728, respectively. The remaining portion of the pool ($7,822,256) was allocated among seven additional designated participants. The success bonuses were paid in full to participants on April 7, 2006.
     Immediately before the completion of the Merger, each outstanding option to purchase shares of UICI common stock granted under our benefit plans became fully vested, and except with respect to those options that were retained by certain executive officers, each option was cancelled and converted into a right to receive a payment from the surviving corporation (subject to any applicable withholding taxes) equal to the difference between $37.00 and the exercise price for the option multiplied by the number of shares subject to such option, to the extent the difference is a positive number. Immediately prior to the Merger, the aggregate number of shares of stock subject to unvested stock options held by the Continuing Executives as a group and our non-employee directors as a group was 424,030 and 5,351, respectively, and the number of such shares of stock subject to unvested stock options that was in-the-money (i.e., the merger consideration exceeded the applicable exercise price per share of the stock option) was 424,030 and 5,351. The weighted average per share exercise prices of these 424,030 and 5,351 options were $25.10 and $14.05, respectively.
     Immediately before the completion of the Merger, the forfeiture provisions of each then outstanding restricted share issued under our employee benefit plans lapsed. At the completion of the Merger, each holder of restricted shares was treated as a holder of the corresponding number of shares of common stock and in the same manner as other outstanding common shares issued and outstanding immediately before the Merger was completed, except with respect to those shares that were retained by certain members of senior management described above. Immediately prior to the completion of the Merger, the aggregate number of restricted shares held by our continuing executives and our non-employee directors as a group was approximately 12,000 and -0-, respectively.
AUDIT COMMITTEE REPORT
     The Audit Committee consists of three directors and operates under a written charter. On August 8, 2006, the Committee reviewed its charter and, after assessing the adequacy thereof, approved an amended Charter.

     The Audit Committee held eleven (11) meetings in 2005. The meetings facilitated communication with senior management and employees, the Company’s internal auditor and KPMG LLP, the Company’s independent registered public accounting firm. The Committee held discussions with the internal auditor and independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.
     The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and the Committee is responsible for the oversight of the scope of the independent registered public accounting firm’s role and the determination of its compensation. The Committee regularly evaluates the performance and independence of the Company’s independent registered public accounting firm and, in addition, has reviewed and pre-approved all services provided by KPMG LLP during 2005.
     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.
     KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.
     In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and representatives of KPMG LLP regarding the fair and complete presentation of the Company’s financial results, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed with the Company’s management and representatives of KPMG LLP the annual audited and quarterly unaudited consolidated financial statements of the Company for the 2005 fiscal year (including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and each of the Company’s Quarterly Reports on Form 10-Q filed during 2005).
     The Committee has also reviewed with representatives of KPMG LLP such matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees and under the applicable rules of the New York Stock Exchange. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the registered public accounting firm’s independence. The Audit Committee has also received a written report from KPMG LLP regarding its independence and other matters. The Audit Committee has determined that the provision of non-audit services should not compromise KPMG LLP’s independence.
     The Audit Committee has also monitored the Company’s progress in complying with Section 404 of the Sarbanes-Oxley Act of 2002 regarding the reporting related to and audit of internal control over financial reporting. This monitoring process has included regular reports and presentations by financial management of the Company, the internal auditors, and by KPMG LLP. The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on

Form 10-K related to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee has selected and appointed the Company’s independent registered public accounting firm, subject to stockholder ratification.

Mural R. Josephson, Chairman
Matthew Kabaker
Nathaniel Zilkha
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     In addition to retaining KPMG LLP to audit HealthMarkets’ consolidated financial statements for 2005, HealthMarkets and its affiliates retained KPMG LLP and other accounting and consulting firms to provide advisory, auditing and consulting services in 2005. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company’s consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the HealthMarkets Audit Committee has restricted the non-audit services that KPMG LLP may provide to HealthMarkets primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that HealthMarkets will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than comparable services available from other service providers.
     The Audit Committee Charter provides that the Committee shall approve all non-audit engagement fees and terms with the independent registered public accounting firm and all other compensation to be paid to the independent registered public accounting firm. The Committee has the authority to delegate pre-approvals of non-audit services to a single member of the Audit Committee, and the Chairman of the Committee has been authorized to pre-approve non-audit services up to $75,000 for any one transaction, not to exceed an aggregate of $250,000 in any one year. Fees for non-audit services exceeding these amounts must be approved by the full Committee. As a matter of policy the Chairman requests the Committee to ratify his approval of the non-audit fees at the next quarterly meeting.
     In determining the appropriateness of a particular non-audit service to be performed by the registered public accounting firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company’s financial reporting process or is otherwise in the public interest.
     The aggregate fees billed for professional services by KPMG LLP in 2005 and 2004 were as follows:

Type of Fees	2005	2004
Audit Fees (a)	$3,845,000	$3,852,000
Audit-Related Fees (b)	143,000	414,000
Tax Fees	57,000	100,000
All Other Fees (c)	30,000	14,000

Total	$4,075,000	$4,380,000

(a)	Includes in 2005 and 2004 fees in the amount of $2,681,000 and $2,721,000, respectively, relating to the audit of internal controls required by the Sarbanes-Oxley Act.

(b)	Includes in 2005 and 2004 fees in the amount of $143,000 and $409,000, respectively, for professional services associated with assistance in the process of documenting HealthMarkets’ internal controls over processes contributing to financial reporting.

(c)	Includes in 2005 fees in the amount of $24,000 for professional services associated with the Merger.
     For purposes of the table above, “audit fees” are fees that the Company paid to KPMG LLP for the audit of the Company’s consolidated financial statements included in HealthMarkets’ Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” represent fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by the accounting firm to the Company for any services not included in the first three categories (which other fees consist primarily of online research subscription fees, seminar attendance fees). All fees in each fee category were approved by the Company’s Audit Committee.
PROPOSAL 2
PROPOSAL TO RATIFY AMENDMENT TO CERTIFICATE
OF INCORPORATION TO CHANGE CORPORATE NAME
     On April 11, 2006, the Board of Directors unanimously approved an amendment to the Company’s Certificate of Incorporation, subject to approval by the stockholders, to change the name of the Company from “UICI” to “HealthMarkets, Inc.” The amendment was approved by the Consenting Stockholders and, effective April 17, 2006, the Company filed an amendment to its Certificate of Incorporation, amending Article One to read as follows:
“ARTICLE I
“The name of the Corporation (which is hereinafter referred to as the
“Corporation”) is: HealthMarkets, Inc.”
     Management believes that a recognizable name, reflecting the unique qualities of the Company, would give us a marketable identity to consumers. Management believes that the name HealthMarkets is a distinctive, descriptive merger of healthcare and consumerism that reflects our business and our customers. The new name reflects the Company’s growing role in empowering consumers to make better informed health care decisions.
     The affirmative vote of a majority of the outstanding shares of Common Stock is needed to ratify the amendment to the Company’s Certificate of Incorporation.
THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF ADOPTION OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY, AS DESCRIBED ABOVE.
PROPOSAL 3
PROPOSAL TO APPROVE HEALTHMARKETS
2006 MANAGEMENT OPTION PLAN
     The following is a summary of the HealthMarkets 2006 Management Option Plan and does not cover all aspects of the 2006 Plan. The summary is qualified in its entirety by the terms of the 2006 Plan set forth as Exhibit A to this Information Statement. Stockholders are encouraged to review Exhibit A in its entirety.
     On May 8, 2006, the Board of Directors of HealthMarkets adopted the HealthMarkets 2006 Management Stock Option Plan (the “2006 Plan”), in accordance with which options to purchase shares of the Company’s Class

A-1 Common Stock may be granted from time to time to officers, employees and non-employee directors of the Company or any subsidiary.
Purpose
     The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Board recognizes the importance of attracting and retaining outstanding individuals as outside directors, officers and key employees and stimulating the active interest of those individuals in the Company’s growth and financial success. The HealthMarkets Board of Directors believes that the 2006 Plan is important to the furtherance of these objectives. The Board believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.
Administration
     The 2006 Plan will be administered by the Board of Directors of the Company, which may from time to time delegate all or any part of its authority under the 2006 Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two directors appointed by the Board. If such directors constitute “outside directors” for purposes of the exemption set forth in Section 162(m)(4)(C) of the Internal Revenue Code (the “Code”) from the limitation on deductibility imposed by Section 162(m) of the Code, then in such event such directors (or a subset thereof) shall be delegated authority to administer the 2006 Plan. The Board (or, as delegated by the Board, a committee or subcommittee thereof) is authorized to interpret the 2006 Plan and related agreements or documents. Any determination by the Board pursuant to any provision of the 2006 Plan or any related agreements or documents will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.
Eligibility
     All employees of the Company or any of its subsidiaries, non-employee directors of the Company and any person who has agreed to commence serving in any such capacities within ninety (90) days of the date of grant may be selected by the Board to receive awards under the 2006 Plan. The Board has sole and complete discretion in determining which individuals will participate in the 2006 Plan and the number of shares of Class A-1 Common Stock subject to such awards. While the persons to whom awards will be made in future years and the amounts and nature of such awards cannot be determined at this time, it is presently estimated that approximately 2,300 individuals are eligible to participate in the 2006 Plan. Participants may receive successive awards under the 2006 Plan while restrictions on prior awards are still outstanding.
Maximum Number of Shares; Anti-Dilution Adjustments
     Subject to adjustment as discussed below, the number of shares of Class A-1 Common Stock that may be issuable pursuant to option rights under the 2006 Plan may not exceed in the aggregate 1,489,741 shares of Class A-1 Common Stock. Subject to adjustment as discussed below, and to satisfy the requirements of Section 162(m) of the Code, the number of shares of Class A-1 Common Stock that may be issuable to any single participant during the term of the 2006 Plan pursuant to option rights shall not exceed in the aggregate 1,489,741 shares of Class A-1 Common Stock. The total number of available shares of Class A-1 Common Stock that may be issuable upon exercise of option rights intended to be incentive stock options may not exceed 1,489,741. Shares issuable under the 2006 Plan may be shares of original issuance, treasury shares or a combination thereof.
     The number of shares available for issuance shall be adjusted to account for shares relating to options that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any option price by the transfer to the Company of shares of Class A-1 Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under the 2006 Plan, any shares that were covered by that award shall again be available for issue or transfer thereunder; provided, however, that shares of Class A-1 Common Stock withheld to satisfy tax withholding obligations shall be deemed delivered.

     The Board may make or provide for substitution or adjustments in the numbers of shares of Class A-1 Common Stock covered by outstanding option rights granted, and in the kind and option price of shares covered by outstanding option rights and/or such other equitable substitution or adjustments as the Board, in its sole discretion, exercised in good faith, may determine to prevent dilution or enlargement of the rights of participants or optionees that otherwise would result from (a) any stock dividend, extraordinary cash-dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reclassification, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or similar event. In addition, in the event of any such transaction or event, the Board (or, as delegated by the board, a committee or subcommittee thereof) may in its discretion provide for substitutions and adjustments that may include, without limitation, canceling any and all option rights in exchange for cash payments equal to the excess, if any, of the value of the consideration paid to a shareholder of a share of Class A-1 Common Stock over the option price per share subject to such option right in connection with an adjustment event. The Board may also make or provide for adjustments in the aggregate number and class of shares available for issuance under the 2006 Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described above; provided, however, that any such adjustment to the number of incentive stock options available for grant shall be made only if and to the extent that such adjustment would not cause any option intended to qualify as an incentive stock option to fail so to qualify.
Description of Awards
     The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to participants of options to purchase shares of Class A-1 Common Stock. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements discussed below.
     Option rights granted under the 2006 Plan may be (i) options rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision, (ii) options rights that are not intended to be incentive stock options, or (iii) combinations of the foregoing. Each grant will specify the number of shares of Class A-1 Common Stock to which it pertains, subject to the limitations and adjustments discussed above, and also will specify an option price per share. The option price may not be less than 100% of the Fair Market Value (as defined in the 2006 Plan) on the date of grant, except that the option price of an incentive stock option issued to a Ten Percent Employee (as defined in the 2006 Plan) may not be less than 110% of the Fair Market Value on the date of grant.
     The option price will be payable in (i) cash in the form of currency or check or by wire transfer as directed by the Company or (ii) such other form of consideration as is deemed acceptable by the Board. The Company may provide for payment of the option price by the optionee, in installments, if the optionee so elects, with or without interest, upon terms determined by the Board.
     Successive grants may be made to the same participant whether or not any option rights previously granted to such participant remain unexercised. Each grant will specify the period or periods of continuous service by the optionee with the Company or any subsidiary that is necessary before the option rights or installments thereof will become exercisable and may provide for the earlier exercise of such option rights in the event of a Change of Control (as defined in the 2006 Plan) or such other times as the Board may determine. The Board may, at or after the date of grant of any option rights (other than incentive stock options), provide for the payment of dividend equivalents to the optionee.
     Any grant of option rights may specify Management Objectives (as defined in the 2006 Plan) that must be achieved as a condition to the exercise of such rights. Management Objectives are measurable performance objective or objectives established, when so determined by the Board, for participants who have received grants of option rights pursuant to the 2006 Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the Company or subsidiary in which the participant is employed. The Management Objectives may be made relative to the performance of other corporations. If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render any Management Objectives unsuitable, the Board may in its discretion modify any such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.
     No option right will be exercisable more than 10 years from the date of grant (5 years with respect to incentive stock options granted to a Ten Percent Employee) and each grant will be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the optionee and containing such terms and provisions, consistent with the 2006 Plan, as the Board may approve.
     Upon termination of a Participant’s employment with the Company prior to an IPO (as defined in the 2006 Plan), any shares of Class A-1 Common Stock acquired as a result of the exercise of an option right shall be subject to the Call Rights as provided in the Stockholders Agreement (as defined in the 2006 Plan). With respect to option rights granted to non-employee directors, in the event of the termination of service on the Board by the holder of any such option rights, other than by reason of disability or death, the then outstanding options rights of such holder may be exercised to the extent that they would be exercisable on the date that is ninety (90) days after the date of such termination and shall expire ninety (90) days after such termination, or on their stated expiration date, whichever occurs first. In the event of the death or disability of the non-employee director, each of the then outstanding option rights of such holder may be exercised at any time within one (1) year after such death or disability, but in no event after the expiration date of the term of such option rights. If a non-employee director subsequently becomes an employee of the Company or a subsidiary while remaining a member of the Board, any option rights held under the 2006 Plan by such individual at the time of such commencement of employment will not be affected thereby.
     Any grant of option rights may require, as a condition to the exercise, grant or sale thereof, that the participant agree to be bound by (i) any shareholders agreement among all or certain shareholders of the Company that may be in effect at the time of exercise, grant or sale or certain provisions of any such agreement that may be specified by the Company or (ii) any other agreement requested by the Company.
Duration; Amendment
     No grant shall be made under the 2006 Plan more than 10 years after the date on which the 2006 Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2006 Plan.
     The Board may at any time and from time to time amend the 2006 Plan in whole or in part, including, without limitation, to comply with applicable law, stock exchange rules or accounting rules; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law shall not be effective unless and until stockholder approval has been obtained. The Board may, with the concurrence of the affected participant and as otherwise permitted by the anti-dilution provisions of the 2006 Plan, cancel any agreement evidencing option rights granted under the 2006 Plan. In the event of such cancellation, the Board may authorize the granting of new option rights under the 2006 Plan (which may or may not cover the same number of shares of Class A-1 Common Stock that had been the subject of the prior option) in such manner, at such option price and subject to such other terms, conditions and discretions as would have been applicable under the 2006 Plan had the canceled option rights not been granted.
Certain Termination and Other Events
     In case of termination of employment or, if the participant is a non-employee director, termination of service on the Board by reason of death, disability or normal or early retirement (as determined by the Board), or in the case of hardship or other special circumstances, of a participant who holds an option right not immediately exercisable in full, or who holds shares of Class A-1 Common Stock subject to any transfer restriction imposed by the 2006 Plan, the Board may, in its sole discretion, accelerate the time at which such option right may be exercised or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
     To the extent that any provision of the 2006 Plan would prevent any option right that was intended to qualify as an incentive stock option from qualifying as such, that provision shall be null and void with respect to such option right. Such provision, however, shall remain in effect for other option rights and there shall be no further effect on any provision of the 2006 Plan.
Transferability
     Except as the Board may otherwise determine or as set forth in the Stockholders Agreement, no option right granted under the 2006 Plan will be transferable by a participant other than by will or the laws of descent and distribution. In addition, except as the Board may otherwise determine, option rights will be exercisable during the optionee’s lifetime only by the optionee or by the optionee’s guardian or legal representative. The Board also may specify at the date of grant that part or all of the shares of Class A-1 Common Stock that are to be issued or transferred by the Company upon the exercise of option rights shall be subject to further restrictions on transfer.
Federal Income Tax Consequences
     The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2006 Plan based on federal income tax laws in effect on January 1, 2006. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.
Tax Consequences to Participants
     In general, (a) no income will be recognized by an optionee at the time a nonqualified option right is granted; (b) at the time of exercise of a nonqualified option right, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonqualified option right, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as a capital gain (or loss).
     No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. However, the excess of the fair market value of the shares on the exercise date over the option price is included in the optionee’s income for alternative minimum tax purposes. If shares of Class A-1 Common Stock are issued to an optionee pursuant to the exercise of an incentive stock option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as a capital gain and any loss sustained will be a capital loss. If shares of Class A-1 Common Stock acquired upon the exercise of an incentive stock option are disposed of before the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as a capital gain (or loss).
Tax Consequences to the Company
     To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income (1) meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Section 280G of the Code and (2) is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
     The provisions of Section 162(m) of the Code generally disallow a tax deduction to a publicly-held company for compensation in excess of $1,000,000 paid to its CEO or any of its other four most highly compensated executive officers in any fiscal year, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements. The 2006 Plan is intended to comply generally with rules for deductibility under Section 162(m) of the Code and will be administered in accordance with Section 162(m). Awards under the 2006 Plan may not automatically comply with Section 162(m), but such awards are expected to be administered in a way that will usually permit deductibility; provided, however, that where the Board or the committee administering the

2006 Plan has determined that such requirements may not necessarily be in the best interests of the Company, the committee may modify any grants that could cause the loss of a deduction under Section 162(m) of the Code.
Compliance with the American Jobs Creation Act of 2004 (Section 409A of the Code)
     The American Jobs Creation Act of 2004, enacted on October 22, 2004 and effective on January 1, 2005 (the “AJCA”), revised the federal income tax law applicable to certain types of awards that may be granted under the 2006 Plan. Section 409A of the Code imposes an additional 20% income tax and interest on payments of deferred compensation to recipients that fail to meet certain payment and distribution requirements of Section 409A. To the extent applicable, it is intended that the 2006 Plan and any grants made under the 2006 Plan comply with the provisions of Section 409A of the Code. The 2006 Plan and any grants made under the 2006 Plan will be administered in a manner consistent with this intent, and any provision of the 2006 Plan that would cause the 2006 Plan or any grant made under the 2006 Plan to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Any reference to Section 409A will also include any proposed, temporary or final regulations, or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto. There is no penalty imposed on the Company for failure to comply with the payment and distribution requirements of Section 409A.
New Plan Benefits
     In May 2006, non-qualified options to acquire an aggregate of 687,900 shares of Class A-1 Common Stock were granted under the 2006 Plan to an aggregate of 16 employees, in June 2006 non-qualified options to acquire an aggregate of 85,134 shares of Class A-1 Common Stock were granted under the 2006 Plan to three non-employee members of the Board of Directors, and in August 2006 non-qualified options to acquire an aggregate of 239,500 shares of Class A-1 Common Stock were granted under the 2006 Plan to an aggregate of 61 employees. The table below reflects those option grants. It cannot be determined at this time what amounts, if any, will be received by or allocated to participants in future years as such determinations are subject to the discretion of the Board.
New Plan Benefits
2006 Management Option Plan

Name and Position	Dollar Value ($)	Number of Units
William J. Gedwed, Chief Executive Officer	N/A	208,600
Glenn W. Reed, (former) Executive Vice President & General Counsel	N/A	—
Phillip J. Myhra, Executive Vice President – Insurance Group	N/A	104,300
Troy A. McQuagge, President – Agency Marketing Group	N/A	146,000
William J. Truxal, President – Student Insurance Division	N/A	—
Executive Officers as a Group	N/A	521,400
Non-Executive Directors as a Group	N/A	85,134
Non-Executive Officer Employees as a Group	N/A	406,000
THE BOARD OF DIRECTORS RECOMMENDS THE ADOPTION OF THE HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN
PROPOSAL 4
PROPOSAL TO RATIFY THE APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit the Audit Committee’s selection to the stockholders for their approval and to abide by the result of the stockholders’ vote. Subject to ratification by the stockholders, the Audit Committee reappointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2006. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm’s professional competence and standing. However, if the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain KPMG LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
     Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the meeting.
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
5. OTHER BUSINESS
     Neither the Board nor management is aware of any matters to be presented at the Annual Meeting other than those referred to in the Notice of Annual Meeting and this Information Statement.
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
     Unless we indicate otherwise, proposals that stockholders intend to present at the next annual meeting of stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than June 14, 2007, which is 120 days prior to the date of the first anniversary of our 2006 Stockholders Meeting.
By Order of the Board of Directors,
PEGGY G. SIMPSON
Corporate Secretary
North Richland Hills, Texas
September 18, 2006

Exhibit A
HEALTHMARKETS 2006 MANAGEMENT OPTION PLAN
     1. Purpose. The purpose of the HealthMarkets 2006 Management Option Plan is to attract and retain officers and other key employees for HealthMarkets, Inc. (formerly UICI), a Delaware corporation, and its Subsidiaries (as defined below) and to provide to such persons incentives and rewards for superior performance.
     2. Definitions. As used in this Plan:
     “409A Guidance” has the meaning provided in Section 16 of this Plan.
     “Affiliate” of a Person means any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.
     “Blackstone” means The Blackstone Group.
     “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 13 of this Plan, such committee (or subcommittee).
     “Business Combination” has the meaning provided in Section 8 of this Plan.
     “Change of Control” has the meaning provided in Section 8 of this Plan.
     “Class A-1 Common Stock” means the shares of Class A-1 Common Stock, par value $0.01 per share, of the Company or any security into which such shares of Class A-1 Common Stock may be changed by reason of any transaction or event of the type referred to in Section 7 of this Plan.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Company” means HealthMarkets, Inc. (formerly UICI), a Delaware corporation.
     “Controlling Interest” in an entity will mean (x) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the equity securities representing more than 50% of the voting power of the outstanding equity securities of the entity.
     “Date of Grant” means the date specified by the Board on which a grant of Option Rights shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).
     “Director” means a member of the Board.
     “Effective Time” has the meaning provided in Section 1.3 of the Merger Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
     “Fair Market Value” shall have the meaning set forth in the Stockholders Agreement.
     “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.
     “Individual” has the meaning provided in Section 8 of this Plan.
     “IPO” shall have the meaning set forth in the Stockholders Agreement.
     “Management Objectives” means the measurable performance objective or objectives established, when so determined by the Board, pursuant to this Plan for Participants who have received grants of Option Rights pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the

Participant is employed. The Management Objectives may be made relative to the performance of other corporations.
     If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable.
     “Merger Agreement” means the Agreement and Plan of Merger dated September 15, 2005 by and among Premium Finance LLC, a Delaware limited liability company, Mulberry Finance Co., Inc., a Delaware corporation, DLJMB IV First Merger LLC, a Delaware limited liability company, Premium Acquisition, Inc., a Delaware corporation (“Merger Co 1”), Mulberry Acquisition, Inc., a Delaware corporation (“Merger Co 2”), DLJMB IV First Merger Co Acquisition Inc., a Delaware corporation (“Merger Co 3,” and, together with Merger Co 1 and Merger Co 2, the “Merger Cos”) and the Company, pursuant to which each of the Merger Cos will be merged into the Company (the “Merger”) at the Effective Time.
     “Non-Employee Director” means a director who is not an employee of the Company or any Subsidiary.
     “Non-Qualified Stock Options” means Option Rights which are not intended to be Incentive Stock Options.
     “Optionee” means the optionee named in an agreement evidencing an outstanding Option Right.
     “Option Price” means the purchase price payable on exercise of an Option Right.
     “Option Right” means the right to purchase shares of Class A-1 Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.
     “Outstanding Company Voting Securities” means the then-outstanding equity securities of the Company entitled to vote generally in the election of directors.
     “Participant” means a person who is selected by the Board to receive Option Rights under this Plan and who is at the time an officer or other employee of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and shall also include each Non-Employee Director who receives an award of Option Rights.
     “Permitted Holders” has the meaning provided in Section 8 of this Plan.
     “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.
     “Plan” means this HealthMarkets 2006 Management Option Plan.
     “Stockholders Agreement” means the UICI Stockholders’ Agreement by and among investment funds affiliated with The Blackstone Group, L.P., Goldman Sachs & Co. and DLJ Merchant Banking Partners IV, L.P., the Company, the Executive, and other signatories thereto dated April 5, 2006, as may be amended from time to time.
     “Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than fifty percent (50%) of the total combined voting power represented by all classes of stock issued by such corporation.

     “Tandem Option” shall have the meaning assigned to such term in Section 24 of the several agreements evidencing the grant of the Option Rights granted to the Option Holders on May 8, 2006.
     “Ten Percent Employee” means an employee of the Company or any of its Subsidiaries who owns Class A-1 Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company.
     3. Shares Available Under this Plan.
          (a) Subject to adjustment as provided in Section 3(b) and Section 7 of this Plan, the number of shares of Class A-1 Common Stock that may be issuable pursuant to Option Rights shall not exceed in the aggregate 1,489,741 shares of Class A-1 Common Stock, plus any shares issuable (not to exceed 849,600 shares) pursuant to the Tandem Options to the extent that the Option Rights with respect to which the Tandem Options are granted are not cancelled upon grant of the Tandem Options. Subject to adjustment as provided in Section 3(b) and Section 7 of this Plan, the number of shares of Class A-1 Common Stock that may be issuable to any single Participant during the term of this Plan pursuant to Option Rights shall not exceed in the aggregate 1,489,741 shares of Class A-1 Common Stock, plus any shares issuable (not to exceed 849,600 shares) pursuant to the Tandem Options to the extent that the Option Rights with respect to which the Tandem Options are granted are not cancelled upon grant of the Tandem Options. The total number of available shares of Class A-1 Common Stock that may be issuable upon exercise of Option Rights intended to be Incentive Stock Options shall not exceed 1,489,741, plus any shares issuable (not to exceed 849,600 shares) pursuant to the Tandem Options to the extent that the Option Rights with respect to which the Tandem Options are granted are not cancelled upon grant of the Tandem Options. Such shares may be shares of original issuance or treasury shares or a combination thereof.
          (b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to options that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of shares of Class A-1 Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder; provided, however, that shares of Class A-1 Common Stock withheld to satisfy tax withholding obligations shall be deemed delivered for purposes of the limitation set forth in the third sentence of Section 3(a).
     4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase shares of Class A-1 Common Stock. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:
     (a) Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, or (iii) combinations of the foregoing.
     (b) Each grant shall specify the number of shares of Class A-1 Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.
     (c) Each grant shall specify an Option Price per share. The Option Price of an Option Right may not be less than 100% of the Fair Market Value on the Date of Grant, except that the Option Price of an Incentive Stock Option issued to a Ten Percent Employee may not be less than 110% of the Fair Market Value on the Date of Grant.
     (d) The Option Price shall be payable in (i) cash in the form of currency or check or by wire transfer as directed by the Company or (ii) such other form of consideration as is deemed acceptable by the Board.
     (e) The Company may provide for payment of the Option Price by the Optionee, in installments, if the Optionee so elects, with or without interest, upon terms determined by the Board.

     (f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
     (g) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change of Control or such other times as the Board shall determine.
     (h) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.
     (i) The Board may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee.
     (j) No Option Right shall be exercisable more than 10 years from the Date of Grant (5 years with respect to Incentive Stock Options granted to a Ten Percent Employee).
     (k) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to the Optionee and containing such terms and provisions, consistent with this Plan, as the Board may approve.
     (l) Upon termination of a Participant’s employment with the Company prior to an IPO, any shares of Class A-1 Common Stock acquired as a result of the exercise of an Option Right shall be subject to the Call Rights as provided in the Stockholders Agreement.
     5. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights.
          (a) Each grant of Option Rights awarded pursuant to this Section 5 shall be upon terms and conditions consistent with Section 4 of this Plan and shall be evidenced by an agreement in such form as shall be approved by the Board. Each grant shall specify an Option Price per share, which shall not be less than 100% of the Fair Market Value on the Date of Grant. Each such Option Right granted under the Plan shall expire not more than 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Unless otherwise determined by the Board, such Option Rights shall be subject to the following additional terms and conditions:
          (i) Each grant shall specify the number of shares of Class A-1 Common Stock to which it pertains subject to the limitations set forth in Section 3 of this plan.
          (ii) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death, the then outstanding Options Rights of such holder may be exercised to the extent that they would be exercisable on the date that is ninety days after the date of such termination and shall expire ninety days after such termination, or on their stated expiration date, whichever occurs first.
          (iii) In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder may be exercised at any time within one (1) year after such death or disability, but in no event after the expiration date of the term of such Option Rights.
          (iv) If a Non-Employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.
          (v) Option Rights may be exercised by a Non-Employee Director only upon payment to the Company in full of the Option Price of the shares of Class A-1 Common Stock to be delivered. Such payment shall be made in (i) cash in the form of currency or check or by wire transfer as directed by the Company or (ii) such other form of consideration as is deemed acceptable by the Board.
     6. Transferability.
          (a) Except as otherwise determined by the Board or as set forth in the Stockholders Agreement, no Option Right granted under this Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights shall be exercisable during the Optionee’s lifetime only by him or her or by his or her guardian or legal representative.
          (b) The Board may specify at the Date of Grant that part or all of the shares of Class A-1 Common Stock that are to be issued or transferred by the Company upon the exercise of Option Rights shall be subject to further restrictions on transfer.
     7. Adjustments. The Board may make or provide for such substitution or adjustments in the numbers of shares of Class A-1 Common Stock covered by outstanding Option Rights granted hereunder, and in the kind and Option Price of shares covered by outstanding Option Rights and/or such other equitable substitution or adjustments as the Board, in its sole discretion, exercised in good faith, may determine to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, extraordinary cash-dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reclassification, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Such substitutions and adjustments may include, without limitation, canceling any and all Option Rights in exchange for cash payments equal to the excess, if any, of the value of the consideration paid to a shareholder of a share of Class A-1 Common Stock over the Option Price per share subject to such Option Right in connection with such an adjustment event. The Board may also make or provide for such adjustments in the aggregate number and class of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 7; provided, however, that any such adjustment to the number of Incentive Stock Options available for grant specified in Section 3(a) shall be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail so to qualify.
     8. Change of Control. For purposes of this Plan, except as may be otherwise prescribed by the Board in an agreement evidencing a grant made under the Plan, a “Change of Control” shall mean if at any time any of the following events shall have occurred:
     (a) the acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (an “Individual”), other than Blackstone, DLJ Merchant Banking Partners IV, L.P. and Goldman, Sachs & Co. and their respective Affiliates (the “Permitted Holders”), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions will not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any Person pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) below; or
     (b) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, and (ii) no Person (excluding the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination.
     (c) Notwithstanding paragraphs (a) and (b) above, in no event will a Change of Control be deemed to occur if the Permitted Holders maintain a direct or indirect Controlling Interest in the Company or in an entity that maintains a direct or indirect Controlling Interest in the Company.
     9. Fractional Shares. The Company shall not be required to issue any fractional shares of Class A-1 Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.
     10. Withholding Taxes. The Company may withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local or foreign taxes (including the Participant’s FICA obligation) in connection with any payment made or benefit realized by a Participant or other person under this Plan or otherwise, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Company may elect to have such withholding obligation satisfied by having the Participant surrender to the Company or any Subsidiary a portion of the Class A-1 Common Stock that is issued or transferred to the Participant upon the exercise of an Option Right (but only to the extent of the minimum withholding required by law), and the Class A-1 Common Stock so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such surrender.
     11. Foreign Employees. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for options to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
     12. Stockholders Agreement. Class A-1 Common Stock acquired upon exercise of an Option Right will be subject to the terms and conditions of the Stockholders’ Agreement. The Company and Participants acknowledge that they will agree to provide the Company with the right to require a Participant to waive any registration rights with regard to such shares of Class A-1 Common Stock upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional Option Rights to compensate for any such Participant’s loss of liquidity.
     13. Administration of this Plan.
     (a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof) consisting of not less than two Directors appointed by the Board. If Directors constitute “outside directors” for purposes of the exemption set forth in Section 162(m)(4)(C) of the Code from the limitation on deductibility imposed by Section 162(m) of the Code, then in such event such Directors (or a subset thereof) shall be delegated authority to administer the Plan. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee.
     (b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.
     14. Amendments, Etc.
     (a) The Board may at any time and from time to time amend this Plan in whole or in part, including, without limitation, to comply with applicable law, stock exchange rules or accounting rules; provided, however, that any amendment which must be approved by the shareholders of the Company in order to comply with applicable law shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval.
     (b) The Board may, with the concurrence of the affected Participant and as otherwise permitted by Section 7 hereof, cancel any agreement evidencing Option Rights granted under this Plan. In the event of such cancellation, the Board may authorize the granting of new Option Rights under this Plan (which may or may not cover the same number of shares of Class A-1 Common Stock that had been the subject of the prior option) in such manner, at such Option Price and subject to such other terms, conditions and discretions as would have been applicable under this Plan had the canceled Option Rights not been granted.
     (c) In case of termination of employment or, if the Participant is a Non-Employee Director, termination of service on the Board by reason of death, disability or normal or early retirement (as determined by the Board), or in the case of hardship or other special circumstances, of a Participant who holds an Option Right not immediately exercisable in full, or who holds shares of Class A-1 Common Stock subject to any transfer restriction imposed pursuant to Section 6(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right may be exercised or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.
     (d) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
     (e) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.
     (f) Any grant of Option Rights may require, as a condition to the exercise, grant or sale thereof, that the Participant agree to be bound by (i) any shareholders agreement among all or certain shareholders of the Company that may be in effect at the time of exercise, grant or sale or certain provisions of any such agreement that may be specified by the Company or (ii) any other agreement requested by the Company.

     15. Termination. No grant shall be made under this Plan more than 10 years after the date on which this Plan is first approved by the shareholders of the Company, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.
     16. Compliance with Section 409A of the Code. The Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that a payment and/or benefit owed or due to a Participant under the Plan is subject to Section 409A of the Code, it shall be paid in a manner that complies with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “409A Guidance”). Any provision of the Plan that would cause a payment and/or benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the 409A Guidance).
     17. Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, spin-off, or otherwise, of all or substantially all of the business and/or assets of the Company.
     18. Unfunded Status of Plan. It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Class A-1 Common Stock or make payments; provided, however, that unless the Board otherwise determines, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.
     19. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
     20. Severability. If one or more of the provisions of the Plan is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
     21. Governing Law. The interpretation, performance, and enforcement of the Plan shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.